Teamshares Reports 2Q 2026 Results and Reaffirms 2026 Outlook

New York, NY – August 14, 2026 – Teamshares (NASDAQ:TMS, the “Company”), a tech-enabled acquiror of high-quality SMEs, announced financial results for the second quarter ended June 30, 2026 and other business updates.

Second Quarter and Other Business Highlights
•Revenue of $148.7 million, a $25.1 million (20%) increase year-over-year.
•Net Income of $9.5 million, a $22.4 million increase year-over-year, inclusive of non-cash changes in fair value of financial instruments and contributions from acquisitions.
•Adjusted EBITDA of $9.6 million, a $6.0 million (166%) increase year-over-year.
•Pro Forma Adjusted EBITDA of $9.8 million, a $6.2 million (171%) increase year-over-year.
•LTM Pro Forma Adjusted EBITDA as of quarter end was $21.2 million.
•Teamshares began trading on Nasdaq on June 23, 2026, concurrent with close of a significant equity raise, strengthening the Company’s ability to accelerate its programmatic acquisition strategy with improved access to capital as a public company.
•Teamshares is reaffirming its 2026 Outlook, and as of today has approximately $30 million of annual SME EBITDA under LOI, in addition to acquisitions closed to date, against the $40 million acquired EBITDA target for 2026.

Teamshares CEO Michael Brown said, “We are building on the momentum of our recent Nasdaq listing and equity raise with a strong pipeline of acquisition opportunities and complementary financing to execute our growth strategy. Since inception, we planned to be a public company given acquisition financing is the raw material of programmatically acquiring durable, cash flowing companies at attractive terms. The early expansion in financing opportunities received since listing have been encouraging. We continue to think it's the first inning in becoming a permanent home for thousands of great companies as owners retire.”

Teamshares President Alex Eu added, “We believe our current acquisition funnel provides a comfortable pathway to our 2026 acquisition outlook. We buy businesses that we want to be permanent owners of and that we believe have long term potential for growth. The continued year-over-year growth we delivered across our key financial metrics provides evidence that our programmatic acquirer model is working. It becomes even more powerful as we scale, providing us with attractive organic reinvestment opportunities across the businesses. As we continue to purchase more businesses, we look forward to combining their historic success with the proven Teamshares operating model.”

Business Updates

Acquisitions
•Teamshares has closed two acquisitions YTD, which generated approximately $2.5 million of net income and $2.6 million of Adjusted EBITDA in the aggregate during the LTM period preceding the respective closings.
•As of August 14, 2026, Teamshares has executed non-binding letters of intent (LOIs) to acquire 10 businesses, which are collectively expected to generate approximately $30 million in annual EBITDA, based on initial due diligence of information provided by the sellers and remain subject to further due diligence prior to closing. The LOIs are mutually non-binding, subject to completion of diligence and other customary closing conditions, the negotiation and execution of definitive agreements, the availability of financing and the satisfaction of applicable closing conditions.

Operations
•Teamshares continued to deliver significant increases in revenues and EBITDA of its Operating Subsidiaries, driven by acquisitions and organic growth. For the three months ended June 30, 2026, compared to the same period in prior year:
◦SME Segment Revenue increased $25.1 million (20%) primarily driven by acquisitions and organic growth of 3.4% by existing operating subsidiaries. In the YTD period, SME Segment Revenue increased $43.6 million (19%) primarily driven by acquisitions and organic growth of 4.2% by existing operating subsidiaries (calculated as period-over-period revenue growth from operating subsidiaries owned for the full duration of both comparable periods, excluding the impact of acquisitions closed during either period). LTM Pro Forma Revenue as of the quarter end was $560.0 million.
◦SME Segment EBITDA increased $6.4 million (47%) primarily driven by acquisitions. Organic growth from existing operating subsidiaries was 0.4% in the quarter. In the YTD period, SME Segment EBITDA increased $10.2 million (54%) primarily driven by acquisitions and organic growth of 4.6% by existing operating subsidiaries.

Growing Operating Leverage
•Teamshares corporate expenses (not allocated to reportable segments), excluding transaction expenses related to the Business Combination, decreased by $0.5 million from the same period in prior year.
•The decline in corporate overhead relative to a 47% increase in SME Segment EBITDA demonstrates the scalability of Teamshares’ business model through creation of operating leverage from our tech-enabled infrastructure.

Financing
•Together with the concurrent common equity PIPE investment, the business combination with Live Oak Acquisition Corp. V (“Business Combination”) provided $132.4 million in gross proceeds to Teamshares (excluding the net impact from a forward purchase agreement). The proceeds were utilized to pay transaction costs, reduce indebtedness and provide cash to fund the Company’s growth strategy.
•During the second quarter, in conjunction with the Business Combination, Teamshares repaid $33.9 million in outstanding debt obligations. Subsequent to the close of the second quarter, Teamshares repaid an additional $20.6 million in outstanding debt obligations, further deleveraging the Company.
•On August 4, 2026, Teamshares entered into a non-binding term sheet for a proposed senior secured warehouse facility designed to provide committed capital to fund acquisition closings, including a material amount related to businesses under LOI. The proposed facility remains subject to definitive documentation and customary closing conditions.
•Teamshares is evaluating multiple non-binding term sheets from lenders to refinance a significant portion of its existing indebtedness. This process remains subject to definitive documentation and customary closing conditions.

2026 Outlook

Teamshares is reaffirming its 2026 full year guidance for Pro Forma Adjusted EBITDA of $60 million, inclusive of $40 million in annual Adjusted EBITDA from business acquisitions. This guidance assumes the successful and timely completion of transactions providing the Company with additional sources of capital to finance its expected level of acquisitions.

Conference Call
The Company will host a conference call to discuss its results on Friday, August 14, 2026, beginning at 8:30 a.m. ET. Interested parties may access the conference call through a live webcast, which can be accessed via this link or by visiting the Company’s Investor Relations website at https://investors.teamshares.com/. Please join the live webcast or dial in at least 10 minutes before the start of the call. A replay of the event webcast will be available on the Company’s Investor Relations website for one year following the call.

About Teamshares
Teamshares is a tech-enabled acquiror of high-quality businesses, intending to be a permanent home for businesses. Part holdco, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of over $500 million for the trailing twelve month period as of June 30, 2026 across over 40 industries and 30 states. For more information, visit https://investors.teamshares.com/.

Forward Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "seeks," "future," "outlook," "prospects," "will," "would," "should," "could," "may," "can have" or similar words. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict and that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks include, but are not limited to, the following: our ability to realize the expected benefits from the Business Combination; our ability to maintain the listing of our common stock on Nasdaq; our ability to consummate any current potential financing transactions and our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness; our limited operating history; our ability to manage growth effectively; our ability to successfully acquire, integrate and grow SMEs and implement our tech-enabled employee ownership platform; our ability to continue as a going concern; our ability to refinance or extend certain of our existing credit facilities; costs and resources of operating as a public company; unfavorable or no analyst research or reports; and those risks and factors described under the caption "Risk Factors" in the Company's registration statement on Form S-4, Quarterly Report on Form 10-Q and other subsequent filings made with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date of this press release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Non-GAAP Financial Measures

Certain financial information contained in this communication, such as Adjusted EBITDA, Pro Forma Adjusted EBITDA and Free Cash Flow, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are not intended to replace financial measures calculated in accordance with GAAP and are intended to supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded and included in determining these non-GAAP financial measures. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

Contacts
Investor Relations Contact: investors@teamshares.com
Press Contact: press@teamshares.com

Teamshares Inc.
Summarized Consolidated Statements of Operations
($ in thousands, except per share values)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Revenue	$148,660	$123,574	$25,086	20%	$269,699	$226,118	$43,582	19%
Cost of Revenue	87,242	74,498	12,743	17%	160,338	138,142	22,196	16%
Gross Profit	61,418	49,076	12,342	25%	109,362	87,976	21,385	24%
Operating Expenses (Income)
Depreciation	1,107	822	285	35%	1,930	1,659	271	16%
Amortization	1,719	1,469	250	17%	3,423	2,882	541	19%
Selling, General, and Administrative Expenses	55,263	47,326	7,937	17%	108,277	93,115	15,162	16%
Goodwill Impairment	—	3,845	(3,845)	(100)%	—	6,826	(6,826)	(100)%
Loss (Gain) on Disposition of Assets	334	415	(81)	(20)%	131	850	(719)	(85)%
Total Operating Expenses	58,422	53,877	4,545	8%	113,761	105,332	8,429	8%
Income/(Loss) from Operations	2,996	(4,801)	7,797	(162)%	(4,399)	(17,356)	12,957	(75)%
Non-Operating Expenses (Income)
Interest Expense, Net	10,167	7,785	2,381	31%	25,531	15,089	10,442	69%
Change in Fair Value of Earnout Share and Deferred Founder Share Liabilities	(24,884)	—	(24,884)	N/A	(24,884)	—	(24,884)	N/A
Change in Fair Value of Forward Purchase Agreement Liability	5,003	—	5,003	N/A	5,003	—	5,003	N/A
Loss on the Conversion of SAFE Notes	2,175	—	2,175	N/A	2,175	—	2,175	N/A
Change in Fair Value of Warrant Liability	(380)	(109)	(271)	248%	(421)	(434)	12	(3)%
Change in Fair Value of Contingent Consideration	889	437	453	104%	886	260	626	241%
Other Non-Operating Expense (Income), Net	(103)	(169)	66	(39)%	(399)	1,682	(2,081)	(124)%
Total Non-Operating Expenses (Income)	(7,131)	7,944	(15,075)	(190%)	7,892	16,598	(8,706)	(52%)
Income/(Loss) Before Income Taxes	10,127	(12,745)	22,872	(179%)	(12,291)	(33,953)	21,662	(64%)
Income Tax Expense	601	109	492	452%	960	290	670	231%
Net Income/(Loss)	$9,526	$(12,854)	$22,380	(174%)	$(13,251)	$(34,243)	$20,992	(61%)
Net Income/(Loss) Attributable to Noncontrolling Interests	358	(16)	374	(2293)%	458	(76)	534	(703)%
Net Income/(Loss) Attributable to Teamshares Inc.	$9,168	$(12,838)	$22,006	(171%)	$(13,709)	$(34,167)	$20,458	(60%)
Basic Earnings (Loss) Per Share Attributable to Common Stockholders	$0.17	$(0.26)	$0.44	(167%)	$(0.27)	$(0.69)	$0.43	(61%)
Diluted Earnings (Loss) Per Share Attributable to Common Stockholders	$0.16	$(0.26)	$0.43	(163%)	$(0.27)	$(0.69)	$0.43	(61%)

Teamshares Inc.
Statement of Cash Flows
($ in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2026	June 30, 2025
Cash Flows From Operating Activities
Net Loss	$(13,251)	$(34,243)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	6,269	5,704
Non-Cash Stock-Based Compensation Expense	2,016	1,950
Non-Cash Interest Expense	9,304	1,105
Goodwill Impairment	—	6,826
Loss on Disposition of Assets	131	850
Loss on the Conversion of SAFE Notes	2,175	—
Change in Fair Value of Earnout Shares and Deferred Founder Shares	(24,884)	—
Change in Fair Value of Forward Purchase Agreement Liability	5,003	—
Change in Fair Value of Warrant Liability	(421)	(434)
Change in Fair Value of Contingent Consideration, Net of Payments	408	(501)
Change in Fair Value of the Former Owner Loan	600	—
Changes in Operating Assets and Liabilities, Net of Acquisitions:
Inventory	(1,457)	(3,360)
Accounts Receivable	(2,858)	(1,649)
Other Assets	1,986	(780)
Accounts Payable	5,589	(2,453)
Other Liabilities	4,320	(579)
Net Cash Used in Operating Activities	(5,068)	(27,563)
Cash Flows From Investing Activities
Capital Expenditures	(2,960)	(1,779)
Business Acquisitions, Net of Cash Received	(4,488)	(10,399)
Additions to Internally Developed Software	(709)	(1,481)
Net Cash Used in Investing Activities	(8,157)	(13,659)
Cash Flows From Financing Activities
Borrowings Under Credit Facilities	3,000	3,188
Repayments Under Credit Facilities	(33,850)	—
Borrowings Under Other Debt Instruments	5,089	16,286
Repayments of Other Debt Instruments	(5,371)	(3,435)
Issuance of SAFE Notes	3,330	—
Proceeds from Issuance of Preferred Stock, Net (converted to Company Common Stock at the Closing)	—	1,350
Forward Purchase Agreement Prepayment	(42,240)	—
Proceeds from SPAC Merger, Net	159,487	—
Payment of Transaction Costs Directly Attributable to the SPAC Merger	(1,116)	—
Exercise of Common Stock for Cash	10	—
Dividends to Noncontrolling Interests	(862)	(620)
Acquisitions of Noncontrolling Interests	(1,532)	(1,540)
Payments of Debt Issuance Costs	(214)	—
Contingent Consideration Payments	(794)	(144)
Net Cash Provided by Financing Activities	84,937	15,085
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(178)	—
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	71,534	(26,137)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	54,097	75,509
Cash, Cash Equivalents and Restricted Cash at End of Period	125,631	49,371
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$17,266	$14,214
Income Taxes Paid	$819	$570

Teamshares Inc.
Statement of Cash Flows
($ in thousands)
(Unaudited)

Supplemental Non-Cash Activity:
Debt Assumed to Acquire Operating Subsidiaries	$11,000	$25,550
Conversion of Legacy Teamshares Series B Warrants into Legacy Teamshares Common Stock	$2,501	$—
Conversion of SAFE Notes into Company Common Stock and Issuance of Incentive Founder Shares to SAFE Investors	$8,505	$—

Teamshares Inc.
Consolidated Balance Sheets
($ in thousands)

	June 30, 2026	December 31, 2025
Assets
Current Assets
Cash and Cash Equivalents	$113,396	$40,246
Restricted Cash	11,813	13,426
Accounts Receivable, Net	24,421	21,354
Inventories	57,323	46,405
Prepaid Expenses	3,027	2,870
Other Current Assets	1,038	3,052
Total Current Assets	211,018	127,352
Long-Term Assets
Restricted Cash	422	425
Property, Plant, and Equipment, Net	30,583	30,043
Operating Lease Right of Use Assets, Net	96,554	93,586
Goodwill, Net	246,781	244,743
Internally Developed Software, Net	5,464	6,769
Trade Names, Net	12,506	11,598
Other Assets	12,338	13,676
Total Long-Term Assets	404,648	400,840
Total Assets	$615,667	$528,193
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$30,789	$22,586
Accrued Expenses	12,369	10,562
Deferred Revenue	13,200	10,051
Contingent Consideration	2,686	3,151
Short-Term Debt and Current Portion of Long-Term Debt	207,193	200,147
Current Portion of Operating Lease Obligations	8,952	8,524
Other Current Liabilities	13,687	9,893
Total Current Liabilities	288,876	264,913
Long-Term Liabilities
Warrant Liability	—	2,922
Contingent Consideration	6,313	6,044
Long-Term Debt, Net	70,742	91,399
Long-Term Operating Lease Obligations	89,203	88,144
Earnout Share and Deferred Founder Share Liabilities	37,118	—
Forward Purchase Agreement Liability	10,390	—
Other Long-Term Liabilities	5,817	8,687
Total Long-Term Liabilities	219,583	197,196
Total Liabilities	508,459	462,109
Redeemable Noncontrolling Interests	1,890	2,451
Stockholders’ Equity
Common Stock, 0.0001 par value, 450,000,000 shares authorized, 71,985,735 issued and outstanding as of June 30, 2026; 97,899,711 shares authorized, 49,180,937 issued and outstanding as of December 31, 2025	7	5
Additional Paid-In Capital	385,873	327,839
Accumulated Deficit	(275,484)	(261,775)
Accumulated Other Comprehensive Loss	(1,875)	(128)
Total Stockholders’ Equity	108,521	65,941
Noncontrolling Interests	(3,204)	(2,308)
Total Equity	105,318	63,633
Total Liabilities and Stockholders’ Equity	$615,667	$528,193

Teamshares Inc.
Segment Reporting
($ in thousands)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
SME Revenue from External Customers	$148,660	$123,574	$25,086	20%	$269,699	$226,118	$43,582	19%
SME Segment EBITDA	$20,064	$13,669	$6,395	47%	$29,193	$19,001	$10,192	54%

Teamshares Inc.
Non-GAAP Financial Measures
($ in thousands)
(Unaudited)

Limitations of Non-GAAP Measures and Reconciliations to GAAP

Our non-GAAP financial measures have important limitations and are not intended to be considered in isolation or as a substitute for the most directly comparable GAAP measures. These measures exclude significant expenses and income that are required by GAAP to be reflected in our financial statements and, as a result, may not fully capture the costs of operating our business or the timing of related cash flows. The adjustments we make to arrive at these measures may vary from period to period and involve judgment, which reduces comparability over time and to similarly titled measures presented by other companies. Because of these and other limitations, you should consider our non-GAAP financial measures only in conjunction with, and not as superior to, our GAAP results and the reconciliations presented below.

For all periods presented, the most directly comparable GAAP measure to LTM Pro Forma Revenue is Revenue. The most directly comparable GAAP measure to Adjusted EBITDA, Pro Forma Adjusted EBITDA, and LTM Pro Forma Adjusted EBITDA is Net Income. The most directly comparable GAAP measure to Free Cash Flow is net cash provided by (used in) operating activities. Reconciliations of each non-GAAP measure to the most directly comparable GAAP measure are presented in the tables immediately following this discussion.

Adjusted EBITDA

Adjusted EBITDA represents our consolidated results for the post-acquisition period and is calculated as net income (loss) adjusted to exclude (i) interest expense, net, (ii) income tax expense (benefit), (iii) depreciation and amortization and (iv) certain non-cash items and other amounts that we do not consider indicative of our core operating performance, including share-based compensation, gains or losses on disposition of assets, impairment expense and changes in fair value of financial instruments. We believe Adjusted EBITDA is useful in evaluating our ability to generate earnings from our operating base and to compare our performance across periods, particularly where non-cash expenses and other items may vary in timing and amount. This measure has historically been utilized both internally and externally to assess liquidity, reinvestment capacity, and shareholder returns.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA represents Adjusted EBITDA plus the pre-acquisition results for businesses acquired during the relevant period, as if such businesses had been owned for the entirety of the period presented.

The pre-acquisition results reflect pro forma financial information prepared in accordance with ASC 805 and presented in the notes to our consolidated financial statements, adjusted to conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. The pre-acquisition results included in Pro Forma Adjusted EBITDA are sourced from the historical financial statements of the acquired businesses, adjusted to conform to GAAP. For each acquired business, we identify the applicable pre-acquisition period(s) within the fiscal year presented and extract the relevant EBITDA (or net income with reconciling adjustments) for those pre-acquisition periods. For each acquisition closed during the period, we include the portion of the fiscal year prior to the acquisition date such that, when combined with the post-acquisition period included in our consolidated results, the acquired business is reflected as if owned for the full fiscal year. For example, for a business acquired on September 1, we include pre-acquisition results for January 1 through August 31 of the applicable year.

The target’s historical financial results are subject to our pre-acquisition financial due diligence procedures, which includes an assessment of their accounting policies and practices. Additionally, thorough financial and legal diligence is performed over the historical financial results, including a quality of earnings assessment and substantive testing of transactions within the general ledger. To ensure consistency and comparability, we apply only factually supportable, policy-conforming adjustments to pre-acquisition results in order to comply with GAAP, including:
•Conforming classification adjustments to align with our presentation (for example, recalculating and reclassifying depreciation and amortization to match our financial statement line items and EBITDA definition).
•Removal of owner-specific, non-recurring compensation and related-party expenses that do not continue post-acquisition and for which we assume or implement arm’s-length market terms. The cost structure is then burdened with expected costs related to the placement of a president to replace the retiring owner.
•Elimination of non-recurring transaction costs directly related to the acquisition.
•Standardization of accounting policies where objectively determinable and factually supportable (for example, capitalization thresholds for property and equipment, classification of repairs and maintenance). We do not adjust pre-acquisition results for expected synergies, integration initiatives, or other hypothetical or forward-looking benefits.

Our primary debt agreements define EBITDA-based covenant measures using similar adjustments as the non-GAAP measures presented herein. As a result, the Pro Forma Adjusted EBITDA we present is defined consistently with the EBITDA measure used for covenant compliance under our credit agreements. We are also including this disclosure to enable public investors to understand

Teamshares Inc.
Non-GAAP Financial Measures
($ in thousands)
(Unaudited)
and assess our compliance with those covenants. We may, from time to time, disclose covenant calculations as required by our agreements; such disclosures are provided for compliance assessment and transparency. In addition, including pre-acquisition results improves the alignment between income statement activity and the balance sheet, as the balance sheet fully reflects the impact of acquisition accounting while the income statement would otherwise present only a partial period of post-acquisition results. Therefore, key financial metrics such as leverage ratios would be distorted without this adjustment. Furthermore, we believe Pro Forma Adjusted EBITDA enhances consistency and comparability across periods and provides a more representative view of the consolidated entity’s future earnings potential.

The Company is unable to provide a quantitative reconciliation of its forward-looking Pro Forma Adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, without unreasonable effort because certain items that impact net income (loss), including changes in fair value of financial instruments, acquisition-related costs, and the timing and magnitude of future acquisitions, cannot be reasonably predicted.

LTM Pro Forma Revenue

LTM Pro Forma Revenue represents consolidated revenue for the trailing-twelve month period plus the pre-acquisition revenue for businesses acquired during the relevant period, as if such businesses had been owned for the entirety of the period presented.

The pre-acquisition revenue of newly acquired companies is calculated in the same method described in Pro Forma Adjusted EBITDA.

Including pre-acquisition results improves the alignment between income statement activity and the balance sheet, as the balance sheet fully reflects the impact of acquisition accounting while the income statement would otherwise present only a partial period of post-acquisition results. We believe LTM Pro Forma Revenue enhances consistency and comparability across periods and provides a more representative view of the consolidated entity’s future revenue potential.

LTM Pro Forma Adjusted EBITDA

LTM Pro Forma Revenue represents Adjusted EBITDA for the trailing-twelve month period plus the pre-acquisition EBITDA for businesses acquired during the relevant period, as if such businesses had been owned for the entirety of the period presented.

The pre-acquisition EBITDA of newly acquired companies is calculated in the same method described in Pro Forma Adjusted EBITDA.

LTM Pro Forma Adjusted EBITDA improves the comparability across periods of Pro Forma Adjusted EBITDA. Additionally, our primary debt agreements mentioned in the Pro Forma Adjusted EBITDA definition generally utilize EBITDA based covenants on a trailing-twelve month basis. We are also including this disclosure to enable public investors to understand and assess our compliance with those covenants.

Reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income (Loss)	$9,526	$(12,854)	$(13,251)	$(34,243)
Interest Expense, Net	10,167	7,785	25,531	15,089
Income Tax Expense	601	109	960	290
Depreciation[1]	1,717	1,403	2,861	2,822
Amortization	1,719	1,469	3,423	2,882
Goodwill Impairment	—	3,845	—	6,826
Share-Based Compensation	1,220	1,099	2,416	2,159
Non-Cash Gains/Losses[2]	(16,795)	742	(17,126)	676
SPAC Merger Transaction Costs[3]	429	—	2,106	—
Acquisition Costs and Other Items Affecting Comparability[4]	1,010	11	1,020	3,304
Adjusted EBITDA	$9,595	$3,610	$7,941	$(195)
Pro Forma EBITDA for Acquisitions[5]	177	—	594	68
Pro Forma Adjusted EBITDA	$9,772	$3,610	$8,536	$(127)

Teamshares Inc.
Non-GAAP Financial Measures
($ in thousands)
(Unaudited)
1.Includes $0.6 million and $0.9 million of depreciation expense recognized in cost of revenue during the three and six months ended June 30, 2026, respectively, and $0.6 million and $1.2 million during the three and six months ended June 30, 2025, respectively.
2.Non-Cash Gains and Losses includes Loss (Gain) on Disposition of Assets, Change in Fair Value of Earnout Shares and Deferred Founder Shares, Change in Fair Value of Forward Purchase Agreement Liability, Loss on the Conversion of SAFE Notes, Change in Fair Value of Warrant Liability, Change in Fair Value of Contingent Consideration, and Change in Fair Value of Derivatives, which is included in Other non-operating income on the Consolidated Statements of Operations.
3.Includes costs incurred during the three and six months ended June 30, 2026 related to the Business Combination, which primarily related to legal and accounting fees related to the merger agreement and regulatory matters. These costs did not meet the criteria for capitalization in accordance with Staff Accounting Bulletin Topic 5.A and ASC 340-10-S99-1; however, these costs significantly impact the comparability of periods and are therefore included as an adjustment to calculate Adjusted EBITDA.
4.Includes transaction fees directly attributable to the consummation of certain acquisitions of $0.5 million during the three months ended June 30, 2026, and $0.5 million and $1.2 million during the six months ended June 30, 2026 and 2025, respectively. These are direct incremental costs associated with certain acquisitions and exclude any internal costs related to originations, diligence or legal activities, and recurring costs with third-parties associated with evaluating acquisitions. These costs are included in Selling, General, and Administrative Expenses within the Consolidated Statements of Operations. Additionally, this includes a $0.5 million loss on the change in fair value of a financing instrument included in Other Non-Operating Expenses/(Income), Net during three and six months ended June 30, 2026. There were no similar costs during three and six months ended June 30, 2025. Also, this includes an adjustment of immaterial and $2.1 million during three and six months ended June 30, 2025, respectively, for the settlement of performance and payment bonds that were issued by an operating subsidiary that ceased operations. There were no similar costs during the three and six months ended June 30, 2026. The type of business was unique relative to other operating subsidiaries and the Company has never incurred any other similar types of costs. These costs are included in Other Non-Operating Expense (Income), Net within the Consolidated Statements of Operations. These costs were included as an adjustment to calculate Adjusted EBITDA since they are not representative of ongoing operations.
5.Pro Forma EBITDA for Acquisitions represents the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods. The amounts were derived from the pro forma financial results prepared in accordance with ASC 805 and presented within the “Business Combinations” footnote to the Company’s interim consolidated financial statements. The adjustments and presentation conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. The following table includes further financial information related to the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods, which includes two companies acquired during the six months ended June 30, 2026 and five companies acquired during the year ended December 31, 2025 (there were 4 additional companies acquired during January 2025; however, they are not included in this adjustment as they had a full three months of post-acquisition results during the three and six months ended June 30, 2025):

($ in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Revenue	$598	$—	$3,434	$1,280
Income from operations	177	—	589	29
Net Income (Loss)	$151	$—	$482	$(5)
Interest Expense	—	—	—	—
Depreciation and Amortization	25	—	107	34
Loss (Gain) on Disposition of Assets	—	—	5	39
Pro Forma EBITDA for Acquisitions	$177	$—	$594	$68
During the three and six months ended June 30, 2026 the post-acquisition results of operating subsidiaries acquired during the period contributed $0.6 million and $0.6 million, respectively, to Adjusted EBITDA. During the three and six months ended June 30, 2025 the post-acquisition results of operating subsidiaries acquired during the period contributed $2.1 million and $3.4 million, respectively, to Adjusted EBITDA.

Reconciliation of LTM Pro Forma Revenue

Teamshares Inc.
Non-GAAP Financial Measures
($ in thousands)
(Unaudited)

Calculation of LTM Pro Forma Revenue
Revenue for year ended December 31, 2025[1]	$471,567
Revenue for the six months ended June 30, 2026	269,699
Revenue for the six months ended June 30, 2025	(226,118)
LTM Revenue	$515,149
Pro Forma Revenue for Acquisitions[2]	44,845
LTM Pro Forma Revenue	$559,994

1.Please refer to the consolidated statements of operations for the year ended December 31, 2025 in in our definitive proxy statement and final prospectus included in the Registration Statement on Form S-4 (File No. 333-294869), dated May 27, 2026, filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2026 and declared effective by the SEC on May 27, 2026 (as supplemented on June 3, 2026, the “Proxy Statement/Prospectus”).
2.The operating subsidiaries acquired during 2025 and the six months ended June 30, 2026 had pre-acquisition revenue of $44.8 million for the twelve months ended June 30, 2026, which was intended to provide additional perspective on the full-period revenue contribution of recently acquired businesses.

Reconciliation of LTM Pro Forma Adjusted EBITDA

Calculation of LTM Pro Forma Adjusted EBITDA
Adjusted EBITDA for year ended December 31, 2025[1]	$3,849
Adjusted EBITDA for the six months ended June 30, 2026	7,941
Adjusted EBITDA for the six months ended June 30, 2025	195
LTM Adjusted EBITDA	$11,985
Pro Forma EBITDA for Acquisitions[2]	9,177
LTM Pro Forma Adjusted EBITDA	$21,162

1.Please refer to the Limitations of Non-GAAP Measures and Reconciliations to GAAP section within Management’s Discussion and Analysis of Financial Condition and Results of Operations of Teamshares in the Proxy Statement/Prospectus for the full calculation of Adjusted EBITDA for the year ended December 31, 2025.
2.The operating subsidiaries acquired during 2025 and the six months ended June 30, 2026 had pre-acquisition EBITDA of $9.2 million for the twelve months ended June 30, 2026, which was calculated in a manner consistent with the adjustments reflected in Pro Forma EBITDA for Acquisitions and are intended to provide additional perspective on the full-period earnings contribution of recently acquired businesses.

Reconciliation of Free Cash Flow

Free Cash Flow represents net cash used in operating activities less capital expenditures and additions to internally developed software. We believe Free Cash Flow is useful in assessing our ability to reinvest in the business, pursue strategic transactions and return capital to investors.

	For the Six Months Ended
	June 30, 2026	June 30, 2025
Net Cash Used in Operating Activities	$(5,068)	$(27,563)
Capital Expenditures	(2,960)	(1,779)
Additions to Internally Developed Software	(709)	(1,481)
Free Cash Flow	$(8,737)	$(30,823)